Exhibit 15.2

Our ref            VSL/767927-000001/19725351v1

TDCX Inc.

PO Box 309, Ugland House

Grand Cayman, KY1-1104

Cayman Islands

19 April 2022

Dear Sirs

TDCX Inc.

We have acted as legal advisers as to the laws of the Cayman Islands to TDCX Inc., an exempted company incorporated in the Cayman Islands with limited liability (the “Company”), in connection with the filing by the Company with the United States Securities and Exchange Commission (the “SEC”) of an annual report on Form 20-F for the year ended 31 December 2021 (the “Annual Report”).

We hereby consent to the reference to our firm under the heading “Item 10. Additional Information—E. Taxation—Cayman Islands Taxation” in the Annual Report, and further consent to the incorporation by reference into the Registration Statement on Form S-8 (File No.: 333-260545) filed on 28 October 2021.

We consent to the filing with the SEC of this consent letter as an exhibit to the Annual Report. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, or under the Securities Exchange Act of 1934, in each case, as amended, or the regulations promulgated thereunder.

Yours faithfully

/s/ Maples and Calder (Hong Kong) LLP

Maples and Calder (Hong Kong) LLP